Exhibit 10.1

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

By And Between

CCCG, INC.,

a Colorado Corporation, Seller

and

GLENARM RESTAURANT CONCEPTS, LLC

a Colorado Limited Liability Company, Buyer

Dated August 18, 2004

TABLE OF CONTENTS

Agreement For The Purchase And Sale Of Assets

By And Between

CCCG, INC.,

a Colorado Corporation

Seller

and

GLENARM RESTAURANT CONCEPTS, LLC

a Colorado Limited Liability Company

Buyer

Dated August 18, 2004

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9.	PERFORMANCE OF CONTRACT AND REMEDIES.	16

10.	ENVIRONMENTAL LAWS AND REGULATED SUBSTANCES.	18

11.	DESTRUCTION OR DAMAGE PRIOR TO CLOSING AND RISK OF LOSS.	21

12.	ITEMS TO BE DELIVERED AT CLOSING BY SELLER.	22

13.	OPERATION OF BUSINESS BY SELLER.	23

14.	ADDITIONAL DOCUMENTS AFTER CLOSING.	25

15.	PAYMENT OF EXPENSES.	25

16.	LIABILITIES NOT ASSUMED.	26

17.	MISCELLANEOUS.	27

18.	SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.	28

19.	BINDING EFFECT AND CONDITION SUBSEQUENT.	29

20.	ENTIRE AGREEMENT.	29

21.	TITLES.	29

22.	ASSIGNMENT.	29

23.	CONFIDENTIALITY.	30

iii

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS AGREEMENT, made and entered into this 18th day of August, 2004, (“Effective Date”) by and between the Seller, CCCG, Inc., a Colorado Corporation, and Glenarm Restaurant Concepts, LLC, a Colorado Limited Liability Company, Buyer.

WHEREAS, Seller wishes to sell most but not all of its assets as defined in Section 1 below located at 1222 Glenarm Place, City and County of Denver, Colorado; and

WHEREAS, Buyer wishes to purchase said assets; and

WHEREAS, the parties hereto acknowledge that the transfer of the liquor and adult cabaret licenses as aforesaid are subject to the prior approval of the Liquor Licensing Authorities for the City and County of Denver and State of Colorado; and

WHEREAS, this Agreement includes Exhibits A, A-1, and B (“Agreement”);

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it has been and is hereby agreed as follows:

1. ASSETS AND RIGHTS BEING ACQUIRED. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell to Buyer and the Buyer agrees to purchase:

A. Those operating assets of the Seller (not including cash on hand and the real property located at 437-449 West Colfax Avenue, Denver, Colorado) currently owned by Seller and utilized by it in the conduct of a restaurant and adult cabaret business at the above-referenced location. “Exhibit A” to be attached hereto, signed and dated by the parties and incorporated herein constitutes the complete, final, conclusive, and entire listing of said assets. Leased items shall be separately scheduled (“Exhibit A-1”) and the leases shall be assigned to and shall be paid by the Buyer as permitted. Seller shall provide copies of any leases for Buyer’s review and approval within seven (7) days of the execution of this Agreement. All existing deposits assigned to Buyer shall be reimbursed to Seller, dollar for dollar, at closing. At closing, the food and beverage inventory (exclusive of wine and champagne), based upon the direct wholesale cost, shall be no less than $120,000. Any differences at closing in the direct wholesale cost of food and beverage inventory (exclusive of wine and champagne) from $120,000 shall be adjusted dollar for dollar.

B. Seller hereby consents to the transfer of its liquor and adult cabaret licenses to Buyer subject in all respects to the prior approvals of the licensing authorities in and for the City and County of Denver and State of Colorado.

C. The Buyer acknowledges that all of the assets to be transferred by the operation of this Agreement are used. The parties agree that all of the assets will be in good working condition.

D. Any and all other rights capable of transfer relating to said business, including the trade names, trade styles and good will; and

E. Seller agrees to sell to the Buyer and the Buyer agrees to purchase a “Covenant Not to Compete” which shall prohibit shareholders of Seller owning at least 10% of the outstanding capital stock of Seller, and Seller, from engaging in an adult cabaret business within a radius of fifteen (15) miles from the location above-referenced for a three (3) year period from the date of Closing. The form of said “Covenant Not to Compete” shall be that reasonably acceptable to the attorneys for the Buyer and Seller. Seller shall provide upon execution of this Agreement, a letter acknowledging the list of shareholders and their respective percentage of ownership.

2. PURCHASE PRICE AND PAYMENT THEREOF. The Purchase Price to be paid by the Buyer to the Seller for all of the assets and rights above-referenced, shall be a total of Six Million Dollars ($6,000,000), plus the direct wholesale cost to Seller of the wine and champagne inventory (not to exceed $187,000.00) owned by Seller (as determined by an inventory taken as of 6:00 A.M. on the Closing as defined below), (“Inventory Cost”). The Buyer will receive at Closing the liquor inventory (exclusive of wine and champagne) and all food inventory on hand at the date of Closing at no additional cost, the collective direct wholesale cost to Seller of which will not be less than One Hundred Twenty Thousand Dollars ($120,000.00). The Purchase Price and Inventory Cost shall be payable by the Buyer as follows:

A. Earnest money in the amount of Five Hundred Thousand Dollars ($500,000) to be held by the attorneys for the Seller, in their trust account, to be delivered in the form of a cashier’s check or certified funds at the time of Closing. These funds shall be held and distributed pursuant to the terms of this Agreement.

B. At closing, Cash or certified funds in the amount of Five Million Five Hundred Thousand, Dollars ($5,500,000), plus the Inventory Cost not to exceed ($187,000.00) payable at Closing, minus any deviation in the liquor and food inventory below One Hundred Twenty Thousand Dollars ($120,000.00) of the collective direct wholesale cost to Seller.

3. ALLOCATION OF PURCHASE PRICE.

The purchase price provided for in paragraph No. 2. hereof, shall be allocated to the assets acquired herein as follows:

A.	All Furniture Fixtures and Equipment	$ Seller’s book value

B.	Leasehold	None

C.	Goodwill	$

D.	Inventory	$ Seller’s Direct Wholesale Cost

E.	Covenant Not to Compete	$10,000.00

	TOTAL	$

4. ADDITIONAL PAYMENTS.

In addition to the Purchase Price as aforesaid, the parties agree to make the additional payments as follows in order to accomplish the Closing of this transaction:

A. All applicable taxes shall be prorated through the Closing date and paid as due before or at Closing by the responsible party.

B. Seller is responsible for paying any and all taxes of the business accruing through Closing, but not thereafter, including but not limited to,

state and local sales and use taxes, unemployment taxes, workmen’s compensation, state and federal withholding taxes, and income taxes. At the time of Closing, Seller will produce evidence, satisfactory to Buyer, that its portion of all applicable taxes which are due have been or will be paid. In addition, Seller will execute an agreement to defend, at Seller’s option, and/or hold Buyer harmless from any taxes which may be due and owing arising from any time that Seller operated the business, through and including Closing, but not thereafter.

C. As an inducement to Buyer to enter into this Agreement, Seller covenants to cooperate in good faith and without qualification, in order to assure Buyer that any and all charges, including taxes, which are or could become a lien or other charge upon the property which is the subject of this Agreement, have been or will be paid. In this regard, Seller agrees to execute and deliver any and all documents authorizing Buyer or Buyer’s attorney to confirm the status of any and all accounts of Seller, including sales tax and use tax accounts, relating to any governmental authority whatsoever.

D. Buyer will pay when due any and all taxes which may become payable as a result of this transaction, including all sales and use taxes, without contribution from Seller.

E. Buyer shall be responsible for any and all charges of any nature relating to the operation of the premises which accrue after the Closing and are based upon Buyer’s operation of the business

5. CONDITIONS PRECEDENT.

The consummation of the transaction set forth in this Agreement is expressly conditioned upon the satisfaction of the following conditions precedent:

A. There are no obligations of the Seller pertaining to the operation of the premises which would be a direct or indirect obligation of the Buyer, other than as disclosed in this Agreement.

B. Within ninety (90) days from the Effective Date, the approval by the State and Local Licensing Authorities of the transfer of the hotel and restaurant class liquor and adult cabaret licenses to the Buyer. Approval by the State and Local Authorities of any managers, members, or officers, directors and shareholders of the Buyer, if such approval is required. Buyer or its assignee shall make application for the transfer of said licenses, and diligently seek such approvals upon the execution hereof and Seller shall cooperate with Buyer or its assignee in such endeavor. In the event that the approval of either the Denver Department of Excise & License or the State Liquor Licensing Authority is not given within ninety (90) days of the Effective Date, this Agreement shall be automatically null and void, all parties shall be released from any liability under this Agreement and Four Hundred Thousand Dollars ($400,000.00) of Buyer’s Earnest Money Deposit shall be returned to Buyer with the remaining One Hundred Thousand Dollars ($100,000.00) being retained by Seller as liquidated damages. Buyer or its assignee shall file its completed application for change of ownership of the subject liquor and adult cabaret licenses as soon as possible after the date of the full execution of this Agreement, and shall diligently pursue the approval of said applications for transfer of ownership from all appropriate authorities.

C. The representations and warranties of the Seller contained in this Agreement and the certificates and documents to be delivered pursuant hereto, shall be true, complete, and correct when made, and as of the Closing Date, and will not contain any untrue statement of a material fact required to make the statements herein or therein not misleading. Seller shall have performed and satisfied all the covenants, agreements, and conditions required by this Agreement to be performed and satisfied by it hereunder.

D. The approval and execution by the Buyer, in its reasonable discretion, of a new lease to the Buyer for the Premises within fifteen (15) days from the Effective Date of this Agreement, the financial terms of which will be substantially in accordance with Exhibit “B” attached hereto and made a part hereof, except for the outstanding issue of one additional five-year renewal option term requested by Buyer. In the event that Buyer has not approved and executed the Lease for the Premises within the time period set forth above, then this Agreement shall be automatically null and void and Buyer’s Earnest Money Deposit shall be returned.

E. The complete approval of the Buyer, in its sole and unfettered discretion, relating to the accounting materials of the Seller, including, without limitation, the balance sheets, income tax returns and sales tax returns of the Seller for calendar years 2001, 2002, 2003 and 2004 (to the extent available) (“Accounting Materials”), which Seller shall provide or make available to Buyer at Seller’s business office within five (5) days of the Effective Date of this Agreement. Buyer shall have thirty (30) days after the Effective Date to indicate in writing (“Accounting Disapproval Notice”) disapproval of the Accounting Materials of the Seller, or this condition precedent will be deemed to have been satisfied. In the event that Buyer does disapprove in writing of the Accounting Materials within said thirty (30) day period, then this Agreement shall be null and void and the Buyer’s Earnest Money Deposit shall be returned. In the event Buyer does not timely provide the Accounting Disapproval Notice as provided for above, then Buyer shall have waived its right to terminate this Agreement under this paragraph.

F. After the Buyer has accepted the initial Accounting Materials of Seller or has waived its right to terminate this Agreement as set forth in Paragraph E above, the Seller will make available any and all other accounting records requested in writing by the Buyer whether in the possession of the company at its premises or within the possession of its accountant during hours as reasonably agreed to between Buyer and Seller, for review and utilization by the Buyer. Seller acknowledges the Buyer has certain reporting requirements that will need to be fulfilled within a short period of time of the closing and it is the intention of the parties that the Buyer be provided reasonable access to any and all records in order to prepare the necessary reports.

G. Receipt of such verification as Buyer shall reasonably require relating to Seller’s current standing with any and all vendors to the Seller relating to this location. Buyer shall have thirty (30) days from the receipt of a list of vendors from Seller to indicate in writing disapproval of any and all vendor related matters of the Seller, or this condition will be deemed to have been satisfied. In the event Buyer does indicate in writing (“Vendor Disapproval Notice”) of the disapproval of any and all vendor related matters of the Seller, then this Agreement shall be null and void, all parties shall be released from any liability and Buyer’s Earnest Money Deposit shall be returned. In the event Buyer does not timely provide the Vendor Disapproval Notice as provided for above, then Buyer shall have waived its right to terminate this Agreement under this paragraph.

H. Buyer will have the right to review a current Phase I Environmental Report for the Premises [that will be provided to Buyer within ten (10) days of the Effective Date], inspect the physical systems serving the Premises (i.e., electrical, plumbing, heating, ventilation, and air conditioning systems) and to determine that the Premises are currently in compliance with any and all requirements of applicable governmental authorities, including, but not limited to health department approval, fire department approval and building department (“Due Diligence Items”). In the event that Buyer does not accept the results of its inspection of the Due Diligence Items and gives Seller written notice thereof (“Due Diligence Disapproval Notice”) within thirty (30) days of the Effective Date, then this Agreement shall be null and void, all parties shall be released from any liability under this Agreement and Buyer’s Earnest Money Deposit shall be returned. In the event Buyer does not timely provide the Due Diligence Disapproval Notice as provided for above, then Buyer shall have waived its right to terminate this Agreement under this paragraph.

6. REPRESENTATIONS AND WARRANTIES OF SELLER.

As an inducement to the Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

A. The Seller has the power to own its properties and assets, and to carry on its business as now being conducted by it. The Seller has the power to assign and transfer to Buyer all of the assets specified in this Agreement which are to be transferred to the Buyer.

B. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not violate any provision of the documents controlling the operation of the Seller, nor violate any provision of the Articles of Incorporation, By-Laws, Operating Agreement, mortgage, lease, lien, agreement, instrument, order, judgment or decree to which the Seller is a party, or whereby it is bound, and will not violate any other restriction of any other kind or character to which the Seller is subject. The Seller has taken or will take action required by law, its Articles of Incorporation and By- Laws, or otherwise, to authorize execution and delivery of this Agreement and the consummation of the transactions described herein.

C. There are no rights to acquire shares or membership interests of Seller outstanding, which rights require the holders thereof to approve the execution of this Agreement or the consummation of the transactions covered hereby.

D. Seller has or will have by date of Closing, good and marketable title and own all of the assets to be sold hereunder, free and clear of all liens, encumbrances, and leases whatsoever, except for leased equipment as set forth on Exhibit A-1.

E. The Seller has filed and paid or caused to be filed and paid, all returns for federal, state and local taxes which are due. To the best of Seller’s knowledge, there are no assessments or additional taxes threatened against the Seller or any of its properties. The Seller is hereby disclosing to Buyer that the Internal Revenue Service performed a Federal Income Tax Audit with regard to the Seller’s 1999 and 2000 Federal Tax Returns, Attached hereto as Exhibit “C” and made a part hereof is the Examination Changes as a result of said audit. Seller was also subject to and Internal Revenue Service Audit with regard to withholding taxes on tips earned by Seller’s employees during the calendar years of 2000 and 2001, which audit was settled and the agreed upon tax was paid by Seller. Seller may be subject to one or more further audit(s) for subsequent years by the Internal Revenue Service, at its option. The Seller is not delinquent in the payment of any tax assessment or governmental charge, does not have any tax deficiencies imposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any tax, which actions in any manner would affect in any fashion title to any of the property to be transferred.

F. Except for personal injury actions, which are being defended and covered by Seller’s insurance carrier, there are no actions, suits, or proceedings pending, or to the knowledge of its officers, threatened against the Seller, or any of its properties or any assets of its business, in law or in equity, which might result in any judgment, order, injunction or decree having a material or adverse affect upon its business operations, properties, assets or financial condition, at this location.

G. The only Officers and Directors of Seller at the time of this transaction are:

Gerald N. Kernis	President
Marc Cooper	Vice President
Gerald N. Kernis	Director
Marc Cooper	Director

H. All physical systems serving the building (“Equipment”) will be checked and will be in good working order at the time of Closing. This includes electrical, plumbing, heating, ventilation, and air conditioning systems. Two (2) days prior to Closing, representatives of Buyer, Seller and the mechanical company that maintains the Equipment (“Maintenance Company”), will inspect said equipment, which, in the event that any Equipment is not in working order, the non-working Equipment will either (i) be repaired, or (ii) money will be placed in escrow in an amount estimated by the Maintenance Company to repair the non-working Equipment.

I. Seller acknowledges that Buyer is owned by companies subject to the reporting requirements of the Securities Exchange Act of 1934. Accordingly, nothing in this Agreement shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by law. The parties agree that other than those disclosures imposed by various governmental agencies they shall keep the terms and conditions of this agreement confidential.

7. POSSESSION.

Provided that Buyer has entered into a new lease for the Premises as provided in paragraph 5(d.) above, the Buyer will be entitled to possession of the assets by virtue of ownership of the assets acquired by the operation of this Agreement upon Closing.

8. TIME AND PLACE OF CLOSING.

The Closing shall take place within three (3) days after notice has been received that permanent licenses have been issued to the Buyer relating to the sale of alcoholic beverages and operation of an adult cabaret at the Premises, provided the other conditions precedent required by this Agreement have been fulfilled. The hour of Closing will be that reasonably designated by Buyer. The place of Closing will be at that reasonably designated by Buyer, in the City and County of Denver.

9. PERFORMANCE OF CONTRACT, EVENTS OF DEFAULT AND REMEDIES.

A. Criticality of Performance. Time is of the essence hereof.

B. Event of Default. A default occurs if any payment required hereunder is not made as and when required under the terms of this Agreement. A default also occurs if any material condition hereof is not made or performed by either the Seller or the Buyer as herein provided, or any material representation or warranty is untrue or breached(subject to the survival provisions set forth in paragraph 18 below) then there shall be the following remedies:

(1) IF SELLER IS IN DEFAULT (1) Buyer may elect to treat this Agreement as terminated, in which case all payments and things of value received hereunder shall be returned to Buyer, or (2) Buyer may elect to treat this contract as being in full force and effect and Buyer shall have the right to an action for specific performance. The parties agree that these remedies shall be the sole remedies of Buyer in any event relating to a Seller default.

(2) IF BUYER IS IN DEFAULT: Seller may elect to treat this contract as terminated, in which case all payments and things of value received hereunder shall be forfeited and retained on behalf of Seller as Seller’s sole remedy, and liquidated damages. The parties agree this remedy shall be the sole remedy of Seller in any event relating to a Buyer default.

C. ATTORNEYS FEES. In the event of any litigation and/or arbitration arising out of this contract, the court or the arbitrator shall award to the prevailing party all reasonable costs and expenses, including reasonable attorneys’ fees.

D. ARBITRATION. Buyer and Seller agree that they shall submit all issues (including but not limited to whether the dispute is arbitratable) pending between them to final and binding arbitration pursuant to the Colorado Uniform Arbitration Act, C.R.S. §13-22-201, et seq., before a sole arbitrator. The parties have agreed to utilize the services of any member of Judicial Arbitrator Group (JAG) to administer the arbitration. If the parties cannot agree on a particular JAG arbitrator, then the Administrator of JAG shall select an arbitrator. The arbitrator shall issue his or her award within 30 days of the completion of the arbitration hearing or, if post-hearing briefs are submitted pursuant to order of the arbitrator, within 30 days of receipt of the briefs. The costs of the arbitration shall be divided as set out in the arbitration award. Any advance deposit toward the arbitrator’s fee shall be split between the parties equally. If the arbitration award requires any party to pay more than one-half the fees, the parties shall adjust credit for payment of the advance deposit to accurately reflect payment required under the award. Any cancellation fees and costs shall be borne by the party canceling the arbitration, regardless of the reason for the cancellation. The location for the arbitration hearing will be at the Judicial Arbitrator Group located at 1601 Blake Street, Suite 400, Denver, Colorado 80202.

10. ENVIRONMENTAL LAWS AND REGULATED SUBSTANCES.

With respect to Environmental Laws and Regulated Substances (as those terms are defined in Subparagraph A. below), Seller makes the following covenants, representations and warranties to Buyer:

A. Definitions. For purposes of this paragraph, the following terms are used with the meanings indicated:

(i) “Environmental Law” means any federal, state or local enactment relating to protection of public health or the environment, including (by way of illustration rather than by way of limitation) the Clean Water Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Comprehensive

Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601, et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §135, et seq., as well as applicable state counterparts to such federal legislation and any regulations, guidelines, directives or other interpretations of any such enactment, all as amended from time to time.

(ii) “Regulated Substance” means any substance, the ownership, manufacture, storage, transport, generation, use, treatment, recycling, disposal or other disposition of which is prohibited or regulated (including, without limitation, being subjected to notice, reporting, record-keeping, storage or clean-up requirements) by any Environmental Law.

B. No Regulated Substances. Seller represents and warrants to Buyer for 1 year from the date of closing that:

(i) To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice), and except for any information contained in the Phase I Environmental Report for the Premises as provided in paragraph 5(H) above, no Regulated Substance is currently being generated, used, treated, stored or disposed of on or in the Premises except in a manner complying with Environmental Law;

(ii) To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice), and except for any information contained in the Phase I Environmental Report for the Premises as provided in paragraph 5(H) above, neither Seller nor any other person, has ever caused or permitted any Regulated Substance to be generated, placed, held, located or disposed of on, under or in the Premises except in a manner complying with Environmental Law;

(iii) To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice), and except for any information contained in the Phase I Environmental Report for the Premises as provided in paragraph 5(H) above, neither Seller nor any other person, has ever used any portion of the Premises as a dump site, permanent or temporary storage site or transfer station for any Regulated Substance except in a manner complying with Environmental Law;

(iv) To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice), and except for any information contained in the Phase I Environmental Report for the Premises as provided in paragraph 5(H) above, neither Seller nor any other person has received notice of, or is aware of, any actual or alleged violation of any Environmental Law affecting the Premises or any activity conducted at the Premises that would violate any Environmental Law;

(v) To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice,), and except for any information contained in the Phase I Environmental Report for the Premises as provided in paragraph 5(H) above, no action or proceeding is pending before or appealable from any court, quasi-judicial body or administrative agency relating to the enforcement of any Environmental Law affecting the Premises or any activity conducted at the Premises.

C. Future Information. Seller agrees that if, after the date of this Agreement, Seller (directly or through any of its present or former employees or affiliates) receives any new or additional information or data of whatever type as to the existence or presence of any Regulated Substance on, under or in the Premises, Seller shall provide such information to Purchaser within ten (10) days after Seller receives such information or data.

11. DESTRUCTION OR DAMAGE PRIOR TO CLOSING AND RISK OF LOSS.

If before Closing any of the assets being acquired hereunder or the premises out of which the Seller presently operates have suffered loss or damage on account of fire, flood, accident, or any other cause or event, to an extent which substantially affects the value of the same, Buyer shall either i) have the right to consummate this Agreement, in which event, Seller will pay or assign to Buyer any and all insurance proceeds which Seller is entitled to due to said loss or damage; or ii) Buyer shall have the right to terminate this Agreement by giving Seller written notice on or before the Closing Date, in which event this Agreement shall be null and void and all parties shall be released from any liability under this Agreement and Buyer’s Earnest Money Deposit shall be returned to Buyer in full.

12. ITEMS TO BE DELIVERED AT CLOSING BY SELLER.

At Closing, the parties shall deliver the following:

A. A “Bill of Sale” and any and all other documents of transfer or conveyance covering all assets described herein, free and clear of all claims, charges, liabilities, leases, liens and encumbrances, subject to the disclosures and exceptions made hereinabove, containing a special warranty of title, with Seller’s covenant to fully defend the same with said assets being transferred in their “AS IS” but good working condition.

B. Copies of all financing statements at the time on file, having been filed by any secured party against the Seller which would affect the title to any assets being acquired hereunder.

C. Any and all keys, combinations or other items necessary for proper access to the premises.

D. Any and all other documents as set forth in this Agreement to be delivered by Seller.

E. A “Closing Certificate” to the effect that any and all representations and warranties made in connection with the execution of this Agreement are true as of the date of Closing, and further, that no material needs to be added to make the same not misleading as of the date of Closing.

13. OPERATION OF BUSINESS BY SELLER.

The business will be conducted by Seller up to the date of Closing according to, and conforming with, all laws, rules, and regulations of the applicable City, County, State and Federal Governments. The business will also be operated in a manner that will not violate the terms of any lease or contract connected with the business, and which will not result in any increase in the compensation payable to any employee of the business.

Any and all costs of operating the business up to the time of Closing are the responsibility of Seller regardless of when any statement is presented for payment and any and all operational costs incurred after closing are the responsibility of Buyer. In the event any claim is brought against Buyer based upon any occurrence, transaction, event or incident, occurring prior to the date of closing, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, employees, agents, attorneys, representatives and successors and assigns harmless from and against any and all demands, claims, causes of actions, expenses, liabilities, awards, judgments, interest, and losses whatsoever including without limitation all attorney’s fees, expert witness fees and costs, whether incurred by Buyer or awarded to another party arising from or related to any claim the basis of which occurs prior to the Closing date.

In the event any claim is brought against Seller based upon any occurrence, transaction, event or incident, occurring after the date of closing, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, employees, agents, attorneys, representatives and successors and assigns harmless from and against any and all demands, claims, causes of actions, expenses, liabilities, awards, judgments, interest, and losses whatsoever including without limitation all attorney’s fees, expert witness fees and costs whether incurred by Seller or awarded to another party arising from or related to any event occurring after the date of Closing.

14. ADDITIONAL DOCUMENTS AFTER CLOSING. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the sale and purchase herein provided for, and both the Buyer and the Seller as an inducing condition, represent that they have the authority to enter into this Agreement and to make the foregoing commitments for themselves. In addition, Seller agrees that it will from time to time at the request and expense of the Buyer, execute and deliver or cause to be executed and delivered, all such further bills of sale, assignments, instruments of transfer and agreements that may reasonably be required by the Buyer in order to vest title or proof of the sale in the Buyer to any and all of the properties or assets hereby conveyed or intended hereby to be conveyed or for aiding the assisting in the performance or collection by Buyer of any such assets or properties.

15. PAYMENT OF EXPENSES.

A. The Buyer and the Seller are each individually responsible for their own attorneys’ fees incurred in connection with the preparation of this Agreement and all of the documents needed to consummate the transactions described herein.

B. No brokers have been utilized by the parties concerning this transaction and no compensation is due to any broker, except Phil Hicks, which has been engaged by and will be paid by Seller and Tom O’Hara, which has been engaged by and will be paid by Buyer. If any claims for brokerage commissions or finders fees or like payment arise out of or in connection with the transaction provided herein, and in the event any claim is made, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim. Each party whose actions or alleged commitment form the basis of a claim shall indemnify and hold harmless the other party from and against any and all claims or demands with respect to any brokerage fees or commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transaction contemplated hereby.

C. All other items, including all utility charges, personal property taxes, and all other charges with respect to the assets being acquired hereby, shall be prorated to and including Closing, and paid before or at Closing by the respective parties.

16. LIABILITIES NOT ASSUMED.

Buyer agrees to assume only those liabilities listed in this Agreement. It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of the Seller, except as otherwise set forth herein.

17. MISCELLANEOUS.

The following miscellaneous provisions shall govern the interpretation and consummation of the transactions described herein:

A. This Agreement shall be interpreted and construed in court in accordance with the laws of the State of Colorado.

B. Should any clause or provision of this Agreement be declared invalid, void, or voidable for any reason in whole or in part, any such invalid, void, or voidable clause or provision shall not affect the whole of this Agreement, and the balance of the provisions hereof shall remain in full force and effect to the same extent and in the same manner as if such invalid, void, or voidable clause or provisions had been omitted from the terms and conditions hereof, each of the parties hereto covenants and agrees with each other that it would have executed this Agreement in accordance with its provisions had such invalid, void, or voidable clause or provision been omitted herefrom.

C. Any notice, demand or communication under or in connection with this Agreement which either party desires or is required to give to the other, shall be deemed delivered when deposited in the United States mail, postage prepaid, or when personally served upon the other party as follows:

If to the Seller:	C.C.C.G., Inc., a Colorado corporation
c/o Gerald Kernis,
6551 E. Ida Avenue,
Englewood CO 80111.

With a copy to:	Walter Slatkin, Esq.
WOLF & SLATKIN
44 Cook Street, Suite 1000
Denver, CO 80206

If to the Buyer:	Troy Lowrie
GLENARM RESTAURANT CONCEPTS
390 Union St., Suite 540
Lakewood, CO 80228

With a copy to:	Daniel W. Carr, Esq.
DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
455 Sherman Street, Suite 300
Denver, CO 80203

18. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.

All of the representations, warranties, covenants and agreements made in this Agreement or contained in the certificate or documents furnished in connection herewith, shall survive the Closing date, except for the environmental representations contained in Paragraph 10 above shall survive for only one year after the Closing date, and the working order representation contained in Paragraph 6(H) shall expire on the Closing date.

19. BINDING EFFECT AND CONDITION SUBSEQUENT.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

20. ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. All previous negotiations, and documents relating hereto are deemed by the parties to be merged in this final writing.

21. TITLES.

The titles of the paragraphs of this Agreement are for convenience of reference only, and are not to be considered in any fashion in construing or interpreting this Agreement.

22. ASSIGNMENT.

The rights and obligations of the Buyer pursuant to the terms of this Agreement shall be freely assignable to a wholly owned subsidiary or entity of VCG Holding Corp., a Colorado corporation, without any further consent of Seller, but any other assignment by Buyer shall require the prior written consent of the Seller. The rights and obligations of the Buyer pursuant to the terms of this Agreement shall be freely assignable, without any further consent of Seller.

23. CONFIDENTIALITY.

Buyer shall use reasonable efforts to keep all the information gained through access to the Premises and Seller’s books and records, confidential, and shall not knowingly disclose any of that information to any independent third party, except as reasonably required in connection with the study and investigation of the assets being acquired by Buyer, required by Buyer’s auditors and required to be disclosed to governmental authorities in connection with the application for the liquor and adult cabaret license by Buyer,

DATED at Denver, Colorado this 10th day of August, 2004.

SELLER:

CCCG, INC. A Colorado Corporation

/s/ Gerald N. Kernis
Gerald N. Kernis, President
Date: August 10, 2004

BUYER:

GLENARM RESTAURANT CONCEPTS, LLC. A Colorado Limited Liability Company

By	/s/ Troy H. Lowrie
CEO of VCG, Manager
Date: August 18th, 2004

STATE OF COLORADO	)
	)	ss.
CITY & COUNTY OF DENVER	)

Subscribed and sworn to before me this 13th day of August, 2004, by Gerald N. Kernis, President of CCCG, Inc., a Colorado Corporation, Seller.

WITNESS my hand and official seal.

[SEAL]

/s/ Illegible
Notary Public

My Commission Expires: 8/8/07

STATE OF COLORADO	)
	)	ss.
CITY & COUNTY OF DENVER	)

Subscribed and sworn to before me this 18th day of August, 2004, by Troy Lowrie (title), of Glenarm Restaurant Concepts, LLC, a Colorado limited liability company, Buyer.

WITNESS my hand and official seal.

[SEAL]

/s/ Illegible
Notary Public

My Commission Expires: 1-31-08

“EXHIBIT A”

LIST OF ASSETS TO BE PURCHASED

SEE ATTACHED LIST

APPROVED AND ACCEPTED:

Seller:

CCCG, INC.

A Colorado Corporation

/s/ Gerald N. Kernis
Gerald N. Kernis, President Date: August 10, 2004

Buyer:
GLENARM RESTAURANT CONCEPTS, LLC.
A Colorado Limited Liability Company

By	/s/ Troy H. Lowrie	,
CEO of Managing Member
Date: August 18th, 2004

VCG HOLDING CORP.

DUE DILIGENCE INFORMATION REQUEST

CCCG, INC. (DIAMOND CABARET)

Phase 1- at CPA Office (as soon as possible)

•	Copy of financial statements (internal or external) for current and prior two years

•	Copy of income tax returns for the periods refereed to in the letter from the CPA regarding gross revenue.

•	Look at work papers for income preparation for last three years.

•	Review CPA’s permanent file

•	Inquire as to location of records, receipts, payroll and other information used in production of the books for the current and prior three years.

•	Depreciation file and location of back-up information for acquisitions

•	Copy of working trial balance and journal entries used for the production of the prior three years income tax returns.

•	Deliver internal control questionnaire

Phase 2 – at CCCG, Inc. at the Diamond location or office (within week of signing agreement)

•	Document system, review answers to internal control questionnaire.

•	Inspect all records inquired about above for current year, 2003, 2002 and 2001

•	Review Corporate records, including minutes books.

•	Review all leases, notes and contrasts in effect, if any.

•	Interview all staff responsible for accounting functions.

•	Review documentation for POS system and its interface with accounting records.

•	Review accounting records and documentation of system.

•	Review general ledger for last three years.

•	Inquire about the ability of producing monthly balance sheets and profit and loss statements for the current and past three years.

•	Management organizational charts, salaries, fringe benefits, head count and turnover information.

•	Information on the payroll system.

•	Underlying support for the fixed assets.

•	Any current unexpired vendor contracts or commitments.

•	Commitments on leases for equipment or repair contracts on any of the equipment or physical plant.

•	Information regarding inventory control, purchasing, and existence of copies of actual counts.

•	Accounts payable process.

•	Copies of any Internal Revenue Service, State of Colorado, or City and County of Denver audits, including findings.

•	List of any significant litigation.

•	List of all related party transactions.

•	Inquire as to budges and/or financial plan.

Phase 3 Audit (start as soon as possible after Phase 2 is complete usually two weeks)